UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2012

Midwest Energy Emissions Corp.
(Exact name of registrant as specified in its charter)

Delaware	000-33067	87-0398271
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 West Wilson Bridge Road, Suite 140 Worthington, Ohio	43085
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (614) 505-6115
_______________________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On February 23, 2012, Midwest Energy Emission Corp. (“MEEC”) entered into a letter agreement with Jacob Securities Inc. (“Jacob”) to arrange either an equity financing, a private placement, or a merger or acquisition transaction for up to $10 million (each, a “Potential Transaction”).  Pursuant to the letter agreement MEEC engaged Jacob to act as the lead and sole financial advisor to MEEC in connection with the Potential Transaction.  Under the letter agreement, which has a six month term, MEEC agreed to pay Jacob a cash commission equal to 7% of the gross proceeds raised and issue broker warrants to Jacob entitling Jacob to acquire 7% of the securities sold under the same terms as the original issuance for a period of 24 months after the closing thereof.  The letter agreement also contains a conditional obligation by MEEC to grant a right of first refusal to Jacob to act as a lead underwriter or agent in future equity financings and merger and acquisition transactions and contains customary provisions, including indemnity obligations on part of MEEC, for agreements of its type.  If any MEEC securities are offered under the letter agreement the securities offered will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.  In addition, no decisions have been made by MEEC or the Board of Directors regarding the terms of any Potential Transaction and there can be no assurance that MEEC will be able to reach an agreement regarding a Potential Transaction or that a Potential Transaction will be completed in the future.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Midwest Energy Emissions Corp.

Date: February 28, 2012	By:	/s/ Richard H Gross
Richard H Gross
Chief Financial Officer

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